Filed Pursuant to Rule 433

Registration No. 333-192018

October 31, 2013

Driven by Returns Barrick Gold Corporation Common Share Offering 1 October 31, 2013

A preliminary short form prospectus containing important information relating to the securities described in this document has not yet been publicly filed with the securities regulatory authorities in each of the provinces and territories of Canada. A copy of the preliminary short form prospectus is required to be delivered to any investor that received this document and expressed an interest in acquiring the securities. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the preliminary short form prospectus, final short form prospectus and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision. Barrick has filed a registration statement (including a prospectus) with the SEC in respect of the offering to which this communication relates but it has not yet become effective. The Common Shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents Barrick has filed with the SEC for more complete information about Barrick and the Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.ciov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus or you may request it from RBC Capital Markets toll-free at 877-822-4089, Barclays Capital Inc., toll-free at (888) 603-5847, or GMP Securities L.P. toll-free at 888-301-3244. 2

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION Certain information contained or incorporated by reference in this presentation, including any information as to our strategy, projects, plans or future financial or operating performance constitutes “forward-looking statements”. All statements, other than statements of historical fact, are forward-looking statements. The words “believe’, “expect”, “anticipate’, “contemplate’ “target’ “plan’ “intend’ “continue”, “budget”, “estimate’, “may’, “will”, “schedule” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the spot and forward price of gold and copper or certain other commodities (such as silver, diesel fuel and electricity); changes in national and local government legislation, taxation, controls, regulations, expropriation or nationalization of property and political or economic developments in Canada, the United States and other jurisdictions in which the Company does or may carry on business in the future; diminishing quantities or grades of reserves; increased costs, delays, suspensions and technical challenges associated with the construction of capital projects; the impact of global liquidity and credit availability on the timing of cash flows and the values of assets and liabilities based on projected future cash flows; adverse changes in our credit rating; the impact of inflation; fluctuations in the currency markets; operating or technical difficulties in connection with mining or development activities; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits; contests over title to properties, particularly title to undeveloped properties; risk of loss due to acts of war, terrorism, sabotage and civil disturbances; changes in U.S. dollar interest rates; risks arising from holding derivative instruments; litigation; business opportunities that may be presented to, or pursued by, the Company; our ability to successfully integrate acquisitions or complete divestitures; employee relations; availability and increased costs associated with mining inputs and labor; and the organization of our African gold operations and properties under a separate listed company. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion, copper cathode or gold/copper concentrate losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks). Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Readers are cautioned that forwardlooking statements are not guarantees of future performance. All of the forward-looking statements made in this presentation are qualified by these cautionary statements. Specific reference is made to the most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities for a discussion of some of the factors underlying forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. 3

Transaction Rationale De-levering balance sheet through $3.0B equity offering Reduces net debt by ~21% – Redemption of 100% of notes maturing 2014 for a total of ~$1.1B of proceeds – Retirement of ~17% of notes maturing between 2015 – 2023 for a total of ~$1.5B of proceeds Minimizes near-term scheduled debt repayments Continues to demonstrate management’s focus on strengthening the balance sheet 4

Use of Proceeds Significantly reduces near and medium term debt repayments – ~$1.1B redemption of 2014 notes – ~$1.5B tender offer of notes due between 2015 and 2023 Pre-Offering Scheduled US$B Pre Debt Repayments Tender Offer 7.0 Make-4.0 Whole 5.0 6.0 Make Redemption 1.0 2.0 3.0 5 + 0.0 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 5

Offering Summary Issuer: Barrick Gold Corporation C’Barrick” or the “Company”). Issue: Treasury offering of [•1 common shares in the capital of Barrick (“Common Shares”), before giving effect to the over-allotment option. Issue Price: US$. per Common Share. Amount: US$3.0 billion, before giving effect to the over-allotment option. The Corporation has granted the Underwriters an option, exercisable at the Issue Price at any time until 30 days following the closing of the Issue, to purchase up to an additional 15% of the Issue to cover over-allotments, if any and for market stabilization purposes. Use of Proceeds: The net proceeds of the offering will be used in the manner as set forth in the preliminary short form prospectus. Form of Offering: Underwritten public offering in Canada and the United States by way of a bought deal. Listing: The existing common shares of Barrick are listed on the TSX and the NYSE under the symbol “ABX”. Eligibility: Eligible for RRSPs, RRIFS, RESP5, TFSAs, RDSP5 and DPSPs in Canada. Bookrunners: RBC Capital Markets, ., and. Closing Date: On or about November 14, 2013 Over-allotment Option: 6

Barrick’s Framework for Returns High Quality Asset Base — 5 mines in the Americas contributed r%155% of production in the first 9 months of 2013 Disciplined Capital Allocation — Pascua-Lama suspension: • 2014 capex guidance reduced by up to $1B • phased construction approach to resume when conditions warrant — Ongoing portfolio optimization: sold Barrick Energy and Yilgarn South Strong Operating Performance and Significant Cost Reductions — Reduced 2013 budgeted capital and costs by .‘$2.0B — Reduced 2013 AISC guidance to $900-$975/oz(1) from $1,000-$1,100/ozC1) — On track with 2013 expected gold production of Z0-Z4Moz(2) — Improved copper operating guidance on improved performance at Lumwana Balance Sheet Strength — $2.3B in cash as of September 30, 2013 and $4.OB undrawn credit facility — $3.2 B in operating cash flow in the first 9 months of 2013 — Significant improvement in credit metrics post proposed debt reduction (1) AISC: all-in sustaining costs—See final slide #1 (2) Due to the sale of Yilgam South, 2013 production expected to be at the low end of the range 7

High Quality Portfolio High Quality Portfolio 5 mines in the Americas contributed ~55% (~3.0 Moz) of production in the first 9 months of 2013 PUEBLO VIEJO p 9 Months Ending September 30, 2013 Performance Production(1) 1,093 Koz 650 Koz 411 Koz 499 Koz 331 Koz AISC(2) $416/oz $955/oz $633/oz $785/oz $743/oz Gold (3) 15 1Moz 12 3Moz 5 8Moz 10 0Moz 15 0Moz 8 Reserves(15.1Moz 12.3Moz 5.8Moz 10.0Moz 15.0Moz (1) Barrick’s share of production (2) See final slide #1 (3) As of December 31, 2012. See final slide #2 8

Pueblo Viejo – ramping up Pueblo Viejo – ramping up Full capacity expected in H1 2014 Power plant commissioned in Q3 on schedule Reached an agreement with Government of the Dominican Republic re: SLA amendments 9

Disciplined Capital Allocation Framework Focuses on maximizing risk-adjusted rates of return free and cash flow Includes sharp focus on cost control Allows us to react quickly in a lower gold price environment Returns will drive production; production will not drive returns 10

Disciplined Capital Allocation Framework Capital $2B budgeted capex/cost reductions in 2013 discipline Pascua-Lama suspension Cost reduction Reduced 2013 capex guidance Reduced 2013 gold and copper cost guidance Portfolio optimization High quality portfolio; non-core asset sales Maximize free cash flow at every mine 11

2013 Guidance Improvements Gold AISC(1,2) ($/oz) Gold Adjusted Total Capex(1) ($B) Operating Costs(1,2) ($/oz) 1,000- ~11% 900- 975 1,000 1,100 ~21% 5.7- 6.3 ~7% 4.5- 5.0 610- 575- 600 660 12 400 400 2.0 Original Current Original Current Original Current (1) Percentages calculated on midpoint of ranges (2) See final slide #1 12

Improved 2013 Copper Guidance Production(1) (Mlbs) C3 Fully Allocated Costs(1,2) ($US/lb) C1 Cash Costs(1,2) ($US/lb) 2 40 2.60- 2.85 520- 550 480 ~8% ~5% 2.10- 2 30 2.40- 2.60 480- 540 ~11% 1.90- 2.00 2.30 13 400 1.0 1.0 Original Current Original Current Original Current (1) Percentages calculated on midpoint of ranges (2) See final slide #1 13

Plans to Maximize Cash Flow ASSET THIRD QUARTER 2013 PROGRESS Bald Mountain Implementing mine plan changes Yilgarn South & Barrick Energy Sold Plutonic & Kanowna Sale process underway Pierina Initiated closure Hemlo Deferred open pit expansion; evaluating changes to underground mine plan ABG (73.9%) Implementing operational review and targeting $185 million annual savings; improved 2013 operating outlook, positive grade reconciliations and changes to mine plan at North Mara Lumwana Sustained operating improvements, evaluating further plant efficiencies Round (50%) 14 Mountain & Marigold (33%) Working with JV partners to optimize mine plans Porgera Evaluate mine plans/explore other alternatives 14

Pascua-Lama – Decision to Suspend Decision to temporarily suspend the Pascua-Lama project – except for activities required for environmental protection and regulatory compliance 2014 capex guidance now expected to be reduced up to $1B Continue to explore opportunities for strategic partnerships and royalty or streaming agreements Synchronize spending More Improved Renegotiate contracts Further life of mine Benefits of Phased Approach for a Future Restart with permit approvals flexibility cost control and reduce overhead life-of-plan optimization 15 More information / clarity before a decision to proceed to next phase 15

Pascua-Lama Ramp-down Ramp-down to be carried out for an efficient re-start when conditions warrant 2014 estimated costs of $0.25-$0.30B(1) Actual 2014 expenditures will be dependent on a number of factors, including regulatory requirements (1) ~50% expected to be capitalized 16

Third Quarter Results Adjusted net earnings of $0 58B ($0 58/sh)(1) Gold AISC(1) ($US/oz) Copper C1 Costs(1) ($US/lb) 0.58B 0.58/ Net earnings of $0.17B ($0 17/sh) 1,010 -9% 2.01 0.17/-16% Operating cash flow (OCF) of $1.23B 9 6 Adjusted OCF of $1.30B(1) production of 1 85 Moz 916 1.69 Gold 1.85 Copper production of Mlbs 17 139 (1) See final slide #1 Q3-12 Q3-13 Q3-12 Q3-13 800 1.50 17

Financial Position and Liquidity Generated $3.2B in operating cash flow in first nine months of 2013 $4.0B undrawn credit facility Significantly lower 2014 cash outlay for Pascua-Lama ~$2.0B of reductions in 2013 budgeted costs and capex Termed out $3.0B in debt in Q2 2013 Well underway with plans to maximize cash flow at every mine 18

Pro-forma Balance Sheet S$ Net debt reduced by ~21% pro-forma the offering In US$B As at September 30, 2013 Pre-Equity Offering Adjustments(1) Post Equity Offering Balance Sheet Cash on Hand $2.3 $0.3 $2.6 Total $15 4 ($2 5) Debt 15.4 2.5) $13.0 Debt Net of Cash $13.1 ($2.8) $10.4 Total Capitalization(2) $30.6 $1.0 $31.6 Long-Term Debt / Total Capitalization 48% 41% 19 (1) Barrick intends to use approximately $1.1B of the net proceeds of the Issue to redeem the outstanding $700M aggregate principal amount of 1.75% notes due 2014, together with $350M aggregate principal amount of 4.875% notes due 2014. Barrick intends to use approximately $1.5B of the net proceeds to repurchase outstanding public notes due between 2015 and 2023 with an estimated aggregate principal amount outstanding of $1.4B. The total estimated reduction in the principal amount of debt outstanding is expected to be approximately $2.45B (2) Total capitalization is long-term debt plus total equity 19

Footnotes 1. Adjusted net earnings, adjusted net earnings per share, adjusted operating cash flow, all-in sustaining costs per ounce (“AISC”), adjusted operating costs per ounce, Cl cash costs per pound and C3 fully allocated cash costs per pound are non-GAAP financial performance measures with no standardized definition under IFRS. In the past, Barrick used the term “total cash costs” to describe its adjusted operating cost measure. The company is using the term “adjusted operating costs” to describe this measure but has not changed the manner in which the measure is calculated. See pages 44-49 of Barrick’s Third Quarter 2013 Report for a reconciliation of non-GAAP financial performance measures. 2. Calculated in accordance with National Instrument 43-101 as required by Canadian securities regulatory authorities. For United States reporting purposes, Industry Guide 7 (under the Securities Exchange Act of 1934), as interpreted by the Staff of the SEC, applies different standards in order to classify mineralization as a reserve. Accordingly, for U.S. reporting purposes, approximately 1.98 million ounces of reserves at Pueblo Viejo (Barrick’s 60% interest) is classified as mineralized material. For a breakdown of reserves and resources by category and additional information relating to reserves and resources, see pages 25-35 of Barrick’s Form 40-F. 20